UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): July 28, 2006

Omtool, Ltd.

(Exact Name of Registrant as Specified in Its Charter)

Delaware
(State or Other Jurisdiction of Incorporation)

0-22871	02-0447481
(Commission File Number)	(IRS Employer Identification No.)

6 Riverside Drive
Andover, MA	01810
(Address of Principal Executive Offices)	(Zip Code)

(978) 327-5700
(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

INFORMATION TO BE INCLUDED IN THE REPORT

Item 1.01.  Entry into a Material Definitive Agreement

On July 28, 2006, Omtool, Ltd. (the “Company”) entered into a Sublease Agreement (the “Sublease”) with eSped.com, Inc. (the “Sublessee”) whereby the Company will sublease to the Sublessee approximately 7,205 rentable square feet of the Company’s office space located at Six Riverside Drive, Andover, Massachusetts (“Six Riverside”).  The Sublease is effective as of July 1, 2006.  Robert L. Voelk, the Chief Executive Officer and Chairman of the Board of the Company, is also the Chief Executive Officer and Chairman of the Board of the Sublessee and Martin A. Schultz, a Director of the Company, is also a Director of the Sublessee.  The Company believes that the terms of the Sublease have been negotiated at arms-length.

The term of the Sublease is fifty-eight (58) months, during which the Sublessee will pay the Company monthly base rent of $8,383.17 (“Base Rent”).  The Base Rent includes adjustments for office furniture that the Company provided to the Sublessee and the build-out of a computer room shared by the Company and the Sublessee at Six Riverside.

The Sublessee occupies approximately sixteen percent (16%) of the Company’s office space at Six Riverside and, accordingly, will pay sixteen percent (16%) of the Company’s share of operating expenses and real estate taxes for Six Riverside, in addition to the Base Rent.

Item 9.01.  Financial Statements and Exhibits

(d)           Exhibits.

10.1               Sublease Agreement, dated July 28, 2006 and effective as of July 1, 2006, by and between the Company and eSped.com, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OMTOOL, LTD.

Date:August 3, 2006
	By:	/s/ Daniel A. Coccoluto
	Name:	Daniel A. Coccoluto
	Title:	Chief Financial Officer,
Secretary and Treasurer

EXHIBIT INDEX

Exhibit No.	Description of Exhibit

10.1	Sublease Agreement, dated July 28, 2006 and effective as of July 1, 2006, by and between the Company and eSped.com, Inc.